SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


             Current Report Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): January 9, 2005


                             FARMER BROS. CO.




       Delaware                  0-1375                     95-0725980
(State of incorporation)     (Commission File Number)     (IRS Employer
                                                        Identification No.)





20333 South Normandie Avenue, Torrance, California             90502
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code 310-787-5200
















Item 5.  Other Events and Regulation FD Disclosure.

NEWS RELEASE - Jan. 9, 2005
FARM - NASDAQ NATIONAL MARKET SYSTEM


Farmer Bros. Board Names Interim CEO after Roy E. Farmer
Unexpectedly Passes Away


TORRANCE, CALIF. - (BUSINESS WIRE) - Jan. 9, 2005 - Farmer Bros. Co. (Nasdaq:
FARM) said its Board of Directors elected Guenter W. Berger, the Company's Vice President of Production, as Interim Chief Executive Officer. The Board acted Sunday during a special meeting after Chairman, CEO and President Roy E. Farmer, 52, died unexpectedly on Friday.

Mr. Berger, 67, a 44-year veteran of Farmer Bros., joined the Company soon after he emigrated from Germany. He has held his current title since 1980 and his responsibilities include the Torrance inventory, production, coffee roasting and distribution operations.

Roy E. Farmer in June became the Company's third Board Chairman in 93 years, succeeding his father, Roy F. Farmer, who passed away March 16, 2004. He had been employed by Farmer Bros. Co. for his entire adult life.

"Guenter knows every aspect of our operations better than anyone, has earned loyalty and support from employees and suppliers alike, and has shown himself to be a capable and effective leader during his 24 years as our head of production," said John Merrell, who is among the Board's majority of independent Directors. "We are confident Guenter will maintain our focus on creating shareholder value as well as a stable workplace for the long term."

The Company said it would release additional information as it becomes available.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 51 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.

Contact:
Jim Lucas / Whitney Hays
Abernathy MacGregor Group
213-630-6550



Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    January 9, 2005